EXHIBIT 15





June 12, 2001

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 250,000 shares of FirstEnergy Corp. Common Stock to be issued pursuant to the FirstEnergy Corp. 401(k) Retirement Savings Plan for IBEW Represented Employees at the Beaver Valley Nuclear Power Plant its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 14, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.


Very truly yours,

s/ARTHUR ANDERSEN LLP
----------------------------
Arthur Andersen LLP